Exhibit 99.1


[First Federal Bancshares of Arkansas, Inc. Logo]                         FOR
                                                                    IMMEDIATE
                                                                      RELEASE


1401 Highway 62/65 North                     FOR FURTHER INFORMATION CONTACT:
P. O. Box 550                                             Larry J. Brandt/CEO
Harrison, AR  72602                                      Tommy Richardson/COO
                                                          Sherri Billings/CFO
                                                                 870.741.7641



               FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                           ANNOUNCES EARNINGS

Harrison, Arkansas - October 27, 2006 - (NASDAQ GM:FFBH) First Federal Bancshares of Arkansas, Inc. (the "Corporation"), a unitary savings and loan holding company for First Federal Bank (the "Bank") announced today that the Corporation's net income amounted to $1,700,000 or $0.34 basic earnings per share and $0.33 diluted earnings per share during the third quarter of 2006 compared to net income of $2,036,000 or $0.41 basic earnings per share and $0.39 diluted earnings per share during the third quarter of 2005. Earnings for the nine months ended September 30, 2006 amounted to $5,960,000 or $1.19 basic earnings per share and $1.16 diluted earnings per share compared to earnings of $5,950,000 or $1.19 basic earnings per share and $1.14 diluted earnings per share for the same period ended September 30, 2005. Book value or stockholders' equity per share at September 30, 2006, was $15.81.

Larry J. Brandt, CEO for the Corporation said, "We continued to enhance shareholder value this quarter by increasing our cash dividend to $0.15 per share, a 7% increase compared to $0.14 per share for the previous quarter and a 15% increase compared to $0.13 per share for the same quarter in 2005. Our year to date profits for the period ended September 30, 2006 are up slightly compared to the same period last year. However, net income for the third quarter of 2006 was less than that of the third quarter of 2005, primarily as a result of continued net interest margin compression, as well as an increase in provision for loan losses and costs related to branch office expansion. We will continue our branch expansion in Northwest Arkansas with the opening of our Lowell office and the relocation of our Farmington office into a larger facility around year end. The current interest rate environment and level of competition in our markets continue to be a challenge. However, we remain focused on the growth of our bank franchise and will continue to explore future branch expansion opportunities that will continue to provide us with good long term potential for growth and profitability."

Total assets at September 30, 2006 amounted to $868.2 million, total liabilities were $789.5 million and stockholders' equity totaled $78.7 million or 9.1% of total assets. This compares with total assets of $852.4 million, total liabilities of $774.6 million and stockholders' equity of $77.8 million or 9.1% of total assets at December 31, 2005. At September 30, 2006 compared to December 31, 2005, cash and cash equivalents increased $9.6 million or 45.3%, investment securities held to maturity increased $4.2 million or 7.3%, and accrued interest receivable increased by $2.5 million or 33.7%. Accrued interest receivable increased primarily due to the increase in interest accrued on

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speculative construction loans.  Net loans receivable decreased by $2.5 million, or 0.4%, primarily due to a decrease in construction loan originations related to the oversupply of lots and homes in the Northwest Arkansas market. The $14.9 million or 1.9% increase in total liabilities was primarily due to an increase of $29.9 million or 4.9% in deposits offset by a decrease of $14.2 million or 9.0% in Federal Home Loan Bank ("FHLB") of Dallas advances. The increase in deposits was used to repay FHLB advances, as well as purchase investment securities and increase our cash position. Stockholders' equity increased during the nine month period ended September 30, 2006 due to net income in the amount of $6.0 million resulting from continued profitable operations, as well as the issuance of 113,631 shares of treasury stock totaling $906,000 as a result of the exercise of stock options. Such increases were partially offset by the purchase of 188,900 shares of treasury stock totaling $4.7 million in connection with the Corporation's stock repurchase program and, to a lesser extent, the payment of quarterly cash dividends in the amount of $2.2 million.

Nonperforming assets amounted to $18.4 million or 2.12% of total assets at September 30, 2006, compared to $14.1 million or 1.65% of total assets at December 31, 2005. At September 30, 2006, nonperforming assets consisted of $13.7 million of nonaccrual loans, $3.0 million of accruing loans 90 days or more past due, and $1.7 million in real estate owned. In addition, at September 30, 2006, we had $1.1 million in additional loans classified as substandard. The increase in nonaccrual loans and real estate owned is due primarily to single-family speculative construction loans. This increase in nonaccrual single-family speculative construction loans reflects the general slowdown in housing and oversupply of lots and speculative homes in the Bank's Northwest Arkansas market. In turn, certain homebuilder customers of the Bank have experienced extended marketing times for the sales of their speculative homes and inadequate cash flow to service the interest carry on their loans. The allowance for loan losses amounted to $2.4 million at September 30, 2006 or 0.32% of total loans and $2.1 million or 0.27% of total loans at December 31, 2005.

Net interest income, the primary component of net income, decreased from $6.8 million for the three months ended September 30, 2005 to $6.4 million for the three months ended September 30, 2006. Net interest income increased to $20.3 million for the nine months ended September 30, 2006 from $19.7 million for the comparable period in 2005. Net interest margin for the three months and nine months ended September 30, 2006 was 3.12% and 3.34%, respectively, compared to 3.55% and 3.54%, respectively, for the same periods in 2005. The decrease in the net interest margin was due to a flat yield curve and an increase in our nonaccrual loans.

The provision for loan losses increased $199,000 to $484,000 for the three month period ended September 30, 2006 compared to $285,000 for the three month period ended September 30, 2005 and increased $308,000 to $1.1 million for the nine month period ended September 30, 2006 compared to $820,000 for the nine month period ended September 30, 2005. The increase in the provision for loan losses in both 2006 periods was due primarily to an increase in loss experience on construction loans and increases in specific loan loss allowances on home equity loans and commercial loans.

Noninterest income increased $212,000 or 11.7% to $2.0 million for the three month period ended September 30, 2006 compared to $1.8 million for the same period in 2005 and increased $1.3 million or 25.9% to $6.4 million for the nine month period ended September 30, 2006 compared to $5.1 million for the same period in 2005. The increase in the three month comparison period was primarily due to an increase in deposit fee income and gains on sales of loans. The increase in the nine month comparison period was also due to an increase in deposit fee income and gains on sales of loans, as well as nonrecurring gains on sales of two properties of approximately $528,000. These properties represented excess land and a building adjacent to two existing branches.

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Noninterest expenses increased $153,000 or 2.9% to $5.5 million for the three months ended September 30, 2006 compared to $5.3 million for the same period in 2005 and increased $1.7 million or 11.1% to $16.9 million for the nine months ended September 30, 2006 compared to $15.2 million for the same period in 2005. The increase in the three month comparative period was mainly due to an increase in net occupancy expense and an increase in other expenses related to new or remodeled branch offices. The increase in the nine month comparative period was primarily due to an increase in salaries and employee benefits, as well as increases in net occupancy expense and other expenses due to new or remodeled branch offices.

First Federal Bank is a community bank serving consumers and businesses with a full range of checking, savings, investment and loan products and services. The Bank, in its 72nd year, conducts business from 18 full-service branch locations, one stand-alone loan production office, and 29 ATMs located in Northcentral and Northwest Arkansas. For information on all the products and services we offer, visit us at www.ffbh.com or contact our Account Information Center at 870.365.8329 or 866-AIC-FFBH toll free or by email at aic@ffbh.com.

                         Financial Tables Attached



























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               FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
        CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
                       (In thousands of dollars)
                              (Unaudited)


                                                September 30,   December 31,
ASSETS                                               2006           2005
                                                -------------   ------------

Cash and cash equivalents                        $  30,671      $  21,109
Investment securities held to maturity              60,855         56,695
Federal Home Loan Bank stock                         8,329          8,412
Loans receivable, net of allowances                716,669        719,214
Accrued interest receivable                         10,011          7,490
Real estate acquired in settlement of loans, net     1,688            892
Office properties and equipment, net                19,509         18,522
Cash surrender value of life insurance              19,210         18,654
Prepaid expenses and other assets                    1,237          1,423
                                                   -------        -------
  TOTAL ASSETS                                   $ 868,179      $ 852,411
                                                   =======        =======


LIABILITIES AND STOCKHOLDERS' EQUITY

LIABILITIES:
Deposits                                         $ 641,600      $ 611,667
Federal Home Loan Bank advances                    144,032        158,240
Advance payments by borrowers for
  taxes and insurance                                  528            847
Other liabilities                                    3,317          3,815
                                                   -------        -------
  Total liabilities                                789,477        774,569

TOTAL STOCKHOLDERS' EQUITY                          78,702         77,842
                                                   -------        -------
  TOTAL LIABILITIES AND
    STOCKHOLDERS' EQUITY                         $ 868,179      $ 852,411
                                                   =======        =======













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                   FIRST FEDERAL BANCSHARES OF ARKANSAS, INC.
                  CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                      AND RELATED SELECTED OPERATING DATA
             (In thousands of dollars, except earnings per share)
                                (Unaudited)



                                Three Months Ended     Nine Months Ended
                                   September 30,          September 30,
                                ------------------     ------------------
                                  2006       2005        2006       2005
                                -------    -------     -------   --------

Interest income                $ 13,681   $ 11,916    $ 40,507   $ 33,512
Interest expense                  7,307      5,135      20,197     13,850
                                 ------     ------      ------     ------
Net interest income               6,374      6,781      20,310     19,662
Provision for loan losses           484        285       1,128        820
                                 ------     ------      ------     ------
Net interest income after
  provision for loan losses       5,890      6,496      19,182     18,842
Noninterest income                2,030      1,818       6,432      5,111
Noninterest expenses              5,466      5,313      16,867     15,188
                                 ------     ------      ------     ------
Income before income taxes        2,454      3,001       8,747      8,765
Income tax provision                754        965       2,787      2,815
                                 ------     ------      ------     ------
Net income                     $  1,700   $  2,036    $  5,960   $  5,950
                                 ======     ======      ======     ======

Earnings Per Share:

  Basic                        $  0.34    $   0.41    $   1.19   $   1.19
                                 ======     ======      ======     ======

  Diluted                      $  0.33    $   0.39    $   1.16   $   1.14
                                 ======     ======      ======     ======

Cash Dividends Declared        $  0.15    $   0.13    $   0.43   $   0.37
                                 ======     ======      ======     ======


Selected Operating Data (Annualized):
Interest rate spread              3.02%       3.45%      3.24%       3.44%
Net interest margin               3.12%       3.55%      3.34%       3.54%
Return on average assets          0.77%       1.00%      0.91%       1.00%
Noninterest expenses to
 average assets                   2.49%       2.61%      2.58%       2.55%
Return on average equity          8.54%      11.15%     10.09%      10.60%




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